Exhibit 10.81

Norman H. Wesley Chairman and Chief Executive Officer

January 2, 2002

Mr. Bruce A. Carbonari
President & Chief Executive Officer
Fortune Brands Home & Hardware
25300 Al Moen Drive
North Olmsted, OH 44070

Dear Bruce:

Re: Special Retention Payment

The Compensation & Stock Option Committee has unanimously approved offering you a Special Management Retention Payment opportunity as summarized below:

Intent

Your continued employment and high performance level is considered key to the growth and success of Fortune Brands. You will be provided a special financial incentive to maintain your high performance level and continue your employment until normal retirement (or an early retirement date if approved by the Compensation & Stock Option Committee).

Incentive

A single payment of three times your base salary in effect at the time you retire will be paid to you at the time of your retirement. This payment is conditional upon your continued employment until your normal retirement date (or earlier retirement date if agreed to by the Compensation & Stock Option Committee). It is also conditional upon the continuation of a high performance level by you as determined by the Compensation & Stock Option Committee.

In the event of death or disability under a Company disability plan, the Compensation & Stock Option Committee will review your performance at that time and at its discretion may provide for payment of this special retention payment.

Any special retention payment would not be considered as compensation for benefit purposes.

Authority

The Compensation & Stock Option Committee of Fortune Brands has the sole authority to grant any special retention payment outlined in this letter.

This is a confidential special retention opportunity that is only applicable to you. It is to be treated as confidential and not discussed with anyone other than members of the Compensation & Stock Option Committee, your family, personal financial advisor or myself.

Bruce, we are very pleased to provide you with this special arrangement.

Sincerely,

Norm Wesley

Fortune Brands, Inc., 300 Tower Parkway, Lincolnshire, IL 60069 Tel: 847 484-4400